FOR IMMEDIATE RELEASE

CatchMark Agrees to Acquire Timberlands in Georgia and East Texas for $74 Million

ATLANTA - (March 13, 2014) --CatchMark Timber Trust, Inc. (NYSE: CTT) announced today an agreement to purchase 36,340 acres of timberland (known as the Waycross-Panola properties) located in Southeast Georgia and East Texas from Hancock Timber Resource Group for approximately $74 million. The transaction, CatchMark’s first acquisition since its successful initial underwritten public offering last December, is expected to close during the second quarter and is anticipated to be accretive to cash flow for calendar year 2014. Transaction highlights include:

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Under terms of the agreement, CatchMark would acquire approximately 1.45 million tons of merchantable timber inventory and increase the share of higher value chip-n-saw and sawtimber in its product mix. The inventory comprises 84% pine plantations by acreage and 54% sawtimber by tons.

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The Georgia properties, located near Baxley (Waycross), and the East Texas properties (Panola) combined are expected to add approximately 180,000 to 200,000 tons per year to CatchMark’s harvest volumes over the next decade.

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The Waycross-Panola properties are situated exclusively in the core U.S. South timber region in highly competitive wood markets, accessible to some of the best mill markets in the country, which will diversify CatchMark’s customer base.

•	The properties feature above-average productivity characteristics--Waycross, in particular, registers inventory growth rates approximately 50% higher than average U.S. South timberlands.

•	The transaction will be financed through CatchMark’s credit facility.
Jerry Barag, CatchMark’s President and CEO, said: “The pending transaction is indicative of expeditiously implementing our strategy to make selective and accretive acquisitions of prime forest land with substantial harvest inventory, which will grow the company’s cash flow and enhance our ability to increase dividends over time.”
The agreement is subject to customary closing conditions and approval by the investment committee of Hancock Natural Resource Group on or before March 20, 2014.
A presentation detailing the Waycross-Panola transaction is available on CatchMark’s website, www.catchmark.com.

About CatchMark
CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2006 and owns interests in approximately 278,100 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. CatchMark Timber owns approximately 247,200 acres and leases approximately 30,900 additional acres from third parties. For more information visit www.catchmark.com.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(770) 243-4557    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com